Exhibit 99.1

N E W S R E L E A S E

ICF International Announces Completion of Public Offering

of Common Stock

FAIRFAX, Va. (Dec. 16, 2009)—ICF International, Inc. (NASDAQ:ICFI), a leading provider of consulting services and technology solutions to government and commercial clients, today announced the closing of its public offering of 3,565,000 shares of common stock at a price of $24.56 per share. The offering includes 465,000 shares sold following exercise by the underwriters of their over-allotment option to purchase additional shares. All of the shares in the offering were sold by the Company. Total net proceeds to the Company were approximately $83.3 million.

The Company intends to use the net proceeds from the offering for future growth, including possible acquisitions. The Company will do this by applying the net proceeds to repayment of outstanding borrowings incurred under its revolving credit facility. Such debt repayment will provide the Company with debt capacity for growth initiatives.

William Blair & Company, L.L.C. and Stifel, Nicolaus & Company, Incorporated served as joint bookrunners, and Canaccord Adams Inc., Stephens Inc., and BB&T Capital Markets were co-managers.

Copies of the final prospectus for the offering can be obtained from William Blair & Company, L.L.C., Attention: Prospectus Department, 222 West Adams Street, Chicago, Illinois 60606, or by telephone to (800) 621-0687; or Stifel, Nicolaus & Company, Incorporated, Attention: Prospectus Department, One South Street, 15th Floor, Baltimore, Maryland 21202, or by telephone to (443) 224-1988.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities. There shall be no sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ICF International

ICF International (NASDAQ:ICFI) partners with government and commercial clients to deliver professional services and technology solutions in the energy and climate change; environment and infrastructure; health, human services, and social programs; and homeland security and defense markets. The firm combines passion for its work with industry expertise and innovative analytics to produce compelling results throughout the entire program life cycle, from research and analysis through implementation and improvement. Since 1969, ICF has been serving government at all levels, major corporations, and multilateral institutions. More than 3,500 employees serve these clients worldwide. ICF’s Web site is www.icfi.com.

FOR IMMEDIATE RELEASE

Douglas Beck

ICF International

1.703.934.3820

Lynn Morgen / Betsy Brod

MBS Value Partners

1.212.750.5800

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the “Risk Factors” section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.